UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
MetroPCS Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	20-0836269 (I.R.S. Employer I.D. No.)

8144 Walnut Hill Lane, Suite 800 Dallas, Texas (Address of principal executive offices)	75231-4388 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $0.0001 per share Rights to purchase Series A Junior Participating Preferred Stock	The New York Stock Exchange, Inc. The New York Stock Exchange, Inc.
If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: 333-139793.
Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered.
          The description of the common stock, par value $0.0001 per share (the “Common Stock”), of MetroPCS Communications, Inc. (the “Company”) is set forth under the caption “Description of Capital Stock” in the prospectus that constitutes a part of the Company’s Registration Statement on Form S-1 (Registration No. 333-139793) (the “Registration Statement”), initially filed with the Securities and Exchange Commission on January 4, 2007, as subsequently amended by any amendments to such Registration Statement and by any form of prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, in connection with such Registration Statement, and such Registration Statement as amended is incorporated by reference herein.
          On March 27, 2007, the Board of Directors of the Company declared a dividend of one right (a “Right”) for each outstanding share of the Company’s Common Stock to stockholders of record at the close of business on March 27, 2007. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share (a “Fractional Share”) of the Company’s Series A Junior Participating Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), at a purchase price of $66.67 per Fractional Share, subject to adjustment.
          The Board has adopted and approved a Rights Agreement, dated as of March 29, 2007, as it may from time to time be supplemented or amended (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, as Rights Agent. The description and terms of the Rights Agreement and the Rights is included in the Company’s Current Report on Form 8-K (the “Form 8-K”), filed with the Securities and Exchange Commission on March 30, 2007 and is incorporated by reference herein. Such description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement (including the forms of Certificate of Designation of Series A Junior Participating Preferred Stock, Rights Certificate and Summary of Stockholder Rights Agreement attached thereto as Exhibits A, B and C, respectively) which is incorporated herein by reference to Exhibit 4.1 to the Form 8-K.
Item 2. Exhibits.
          Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed, because no other securities of the Company are registered on The New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

SIGNATURE
          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

METROPCS COMMUNICATIONS, INC. (Registrant)
Date: April 16, 2007	By:	/s/ Roger D. Linquist
Roger D. Linquist
President and Chief Executive Officer